Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated November 17, 2020)	Registration No. 333-249949

17,715,000 Shares of Common Stock

Up to 102,359,084 Shares of Common Stock by the Selling Stockholders

465,000 Warrants by the Selling Stockholders

This prospectus supplement updates and supplements the prospectus dated November 17, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-249949). This prospectus supplement is filed solely for the purpose of including selling stockholders who have acquired shares of our common stock, par value $0.0001 per share (the “Common Stock”), included for resale in the Prospectus from certain existing selling stockholders.

The Prospectus relates to the offer and sale of (a) up to 17,715,000 shares of our Common Stock, upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time of (i) up to 102,359,084 shares of Common Stock, consisting of 87,894,084 shares of Common Stock, 465,000 shares of Common Stock issuable upon the exercise of Warrants and up to 14,000,000 shares of Common Stock to be issued if certain threshold price conditions are met and (ii) 465,000 Warrants by the selling security holders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “PAYA.” On January 14, 2021, the closing sale price of the Common Stock was $13.70.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectuses before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2021.

SELLING SECURITYHOLDERS

This Prospectus Supplement is filed solely for the purpose of including selling stockholders who have acquired Common Stock included for resale in this Prospectus from certain existing selling stockholders. As of January 11, 2021, the Selling Securityholder table included under the section “Selling Securityholders,” which begins on page 95 of the Prospectus, is revised to amend the information with respect to the following selling stockholders:

	Shares Beneficially Owned Prior to the Offering			Shares Being	Warrants Being	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		%	Offered	Offered	Shares	%
Bay Pond Investors (Bermuda) L.P. (1)	181,585	(3)	*	26,881	—	154,704	*
Bay Pond Partners, L.P.(1)	1,599,167	(4)	1.4%	1,246,388	—	352,779	*
FinTech Masala Advisors, LLC(2)	3,825,708		3.3%	3,825,708	—	—	—
Ithan Creek Master Investors (Cayman) L.P.(1)	683,708	(5)	*	608,958	—	74,750	*
Wolf Creek Investors (Bermuda) L.P.(1)	64,703	(6)	*	16,253	—	48,450	*
Wolf Creek Partners, L.P. (1)	83,342	(7)	*	20,942	—	62,400	*

* Less than 1 percent.

(1)	Wellington Management Company LLP (“WMC”) has the power to vote and dispose of the securities pursuant to WMC’s capacity as investment adviser on behalf of such Selling Stockholder. WMC is a subsidiary of Wellington Management Group LLP (WMG). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. No single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in its Form ADV filed with the SEC.

(2)	The Selling Stockholder is managed by Cohen Sponsor Interests III, LLC, which is indirectly owed by FinTech Masala Holdings, LLC, which is owned and controlled by Daniel Cohen, Betsy Cohen and DGC Family FinTech Trust. Raphael Licht and Jeffrey Blomstrom are co-trustees of the DGC Family FinTech Trust.

(3)	Includes 49,926 shares of Common Stock issuable upon exercise of Warrants.

(4)	Includes 162,264 shares of Common Stock issuable upon exercise of Warrants.

(5)	Includes 74,750 shares of Common Stock issuable upon exercise of Warrants.

(6)	Includes 48,450 shares of Common Stock issuable upon exercise of Warrants.

(7)	Includes 62,400 shares of Common Stock issuable upon exercise of Warrants.